Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on February 16, 2005, with an effective date of January 1, 2005 (the “Effective Date”), between TOUSA Associates Services Company, a Delaware corporation (the “Employer”) and Mark Upton, an individual (the “Employee”).

Recitals

Employer and Employee were parties to an Employment Agreement (the “Employment Agreement”) that expired by its terms on December 31, 2004. Employer and Employee now desire to enter into this Agreement to set forth the new terms and conditions of their employment relationship.

Agreement

In consideration of the mutual premises, covenants and agreements set forth below, and intending to be legally bound hereby, it is hereby agreed as follows:

1. Definitions. Capitalized terms shall have the meanings defined in this Agreement or on Exhibit A attached hereto unless the context otherwise requires. Exhibits A and B are incorporated herein by this reference.

2. Employment Term and Duties.

2.1 Employment Term. The Employer employs the Employee, and the Employee accepts employment by the Employer, on the terms and conditions set forth in this Agreement and for the period of time set forth in Exhibit B (the “Employment Period”), which Employment Period shall be the term of this Agreement.

2.2 Duties.

(a) The Employee will serve in the position set forth on Exhibit B. The Employee will use his best efforts to promote the success of the Employer’s business, and will cooperate fully with the senior management of the Employer in the advancement of the best interests of the Employer.

(b) With the prior written consent of the CEO of the Employer (the “CEO”), which consent may be revoked by the CEO at any time and for any reason, the Employee may engage in the following activities during the Employment Period so long as such activities do not, in the sole judgment of the CEO, interfere or conflict with Employee’s duties to Employer as set forth in Section 2.2(a) above: (i) serve on corporate, civic, religious, educational, and/or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions without receiving any compensation other than reimbursement of expenses, nominal stipends, or similar forms of compensation; and (iii) manage his personal investments, provided that such investments do not conflict with the Employee’s duties and responsibilities under this Agreement. If the Employee is appointed or elected an officer or director of the Employer or any Affiliate, the Employee will fulfill his duties as such officer or director without additional compensation. Upon termination of this Agreement for any reason, the Employee automatically resigns as of such date as an officer and director of the Employer and each Affiliate of which he is an officer or director, if any.

2.3 Location. The Employee’s primary place of employment hereunder shall be as set forth in Exhibit B.

3. Compensation and Benefits.

3.1 Base Salary. During the term of this Agreement, the Employee will be paid an annual salary as set forth on Exhibit B (“Base Salary”), payable in periodic installments according to the Employer’s customary payroll practices.

3.2 Benefits. The Employee (and the Employee’s spouse and dependents, where applicable) shall be permitted to participate in such 401(k) plan (or similar qualified plan) and any welfare benefit plan, program, or fringe benefit made available to other similarly situated employees that may be in effect from time to time, subject to the Employee (and the Employee’s spouse and dependents, where applicable) meeting the eligibility requirements under the terms of each of those plans (collectively, the “Benefits”). However, the Employer may modify or terminate any employee benefit plan at any time and in the Employer’s sole discretion, so long as such modification or termination equally affects all of the Employer’s similarly situated employees.

3.3 Reimbursement of Expenses. In accordance with the rules and policies that the Company may establish from time to time for its employees, the Company shall reimburse the Employee for business expenses reasonably incurred by him in the performance of his duties. Requests for reimbursement must be accompanied by appropriate documentation and submitted to the Company on a monthly basis. Any unusual or extraordinary expenses to be incurred shall require prior approval of the Company in order to be eligible for reimbursement.

3.4 Vacation. The Employee shall be entitled to four (4) weeks vacation per calendar year (prorated for less than a full year). Unused vacation time not to exceed an aggregate of two (2) weeks for all prior years may be accumulated or carried over from year to year. The Employee shall not be entitled to any compensation for unused vacation time except as provided in Section 4.

4. Termination.

4.1 Death; Disability. This Agreement will terminate automatically upon the death or Disability of the Employee.

4.2 Termination Notice. Any termination of the Employee’s employment other than a termination pursuant to Section 4.1 hereof shall be by written notice to the other party, indicating the specific termination provision in this Agreement relied upon, if any, and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Employee’s employment under the provision so indicated. The date of the Employee’s termination of employment shall be specified in such notice; provided, however, that such date may not be earlier than any applicable cure periods as set forth herein. If a termination is being effected by the Employee, such date shall not be less than two (2) months from the date the written notice is given to the Employer (the “Required Notice”). Failure to provide the Required Notice shall be deemed a breach of this Agreement by the Employee for which the Employee will be liable to the Employer as provided herein and for any damages caused by such breach.

4.3 Termination Pay. Upon termination of the Employee’s employment, the Employer will be obligated to pay or provide the Employee or the Employee’s estate, as the case may be, only such compensation and Benefits as are provided in this Section 4.3 and, if applicable, in Section 5.3 hereof.

(a) Termination by the Employer for Cause; Resignation of the Employee without Good Reason or Required Notice. If (i) the Employer terminates the Employee’s employment for Cause; (ii) the Employee terminates his employment for any reason other than Good Reason; or (iii) the Employee terminates his employment for any reason without the Required Notice, the Employee shall be entitled to receive the Accrued Obligations from the Employer, payable to Employee within thirty (30) Business Days after the date of termination. Except as specifically provided herein, the Employee shall not be entitled to any other payments or Benefits pursuant to this Agreement.

(b) Termination due to Disability or upon Death. If the Employee’s employment is terminated due to Disability or upon the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to receive from the Employer the Accrued Obligations, payable to Employee or Employee’s legal representative within thirty (30) Business Days after the date of termination.

(c) Termination by the Employee due to Good Reason or by the Employer without Cause. If the Employee’s employment is terminated by the Employer without Cause or by the Employee for Good Reason, the Employee shall be entitled to receive from the Employer the following, payable to Employee within thirty (30) Business Days after the date of termination: (i) the Termination Payment and (ii) if the Employee timely elects continuation coverage under the Employer’s group health plan, an amount equal to the monthly premium charge for such coverage, for the lesser of the then remaining term of the Employment Period or the period of such continued health coverage, at the active employee premium rate for similar coverage.

4.4 Release and Waiver. Notwithstanding anything in Section 4.3 to the contrary, the Employee shall not be entitled to any payment or Benefit pursuant to Section 4.3, except for Accrued Obligations as required by law, unless the Employee has delivered to the Employer a general release, signed and in a form acceptable to the Employer, that releases the Employer and its Affiliates, and all their respective officers, directors, employees, and agents from any and all claims of any kind that the Employee may have arising out of the Employee’s relationship with the Employer or the termination of employment and such release has become irrevocable.

4.5 Other Effects. Upon termination of this Agreement for any reason set forth in this Section 4, any other agreement in effect between Employee and Employer, including any consulting arrangements, shall immediately terminate.

5.0 Non-Solicitation; Non-Disparage.

5.1 The Employee covenants that he will not, directly or indirectly:

(a) whether for the Employee’s own account or the account of any other person and at any time during his employment with the Employer or its Affiliates and the (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Employer or an Affiliate, or in any manner induce, or attempt to induce, any employee of the Employer or its Affiliates to terminate his or her employment with the Employer or its Affiliate; or (ii) interfere with the Employer’s or its Affiliate’s relationship with any person or entity that, at any time during the Employment Period, was an employee, contractor, supplier, or customer of the Employer or its Affiliate; or

(b) at any time after the termination of his employment, disparage the Employer or its Affiliates or any shareholders, directors, officers, employees, or agents of the Employer or any of its Affiliates, so long as the Employer does not disparage the Employee;

6. Non-Disclosure Covenant

6.1 Acknowledgments by the Employee. The Employee acknowledges that (a) the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information would have an adverse effect on the Employer and its business; and (c) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

6.2 Covenants of the Employee. The Employee covenants as follows:

(a) Confidentiality. During and after his employment with the Employer and its Affiliates, the Employee will hold in confidence the Confidential Information and will not disclose such Confidential Information to any person other than in connection with the performance of his duties and obligations hereunder, except with the specific prior written consent of the Board of Directors or the CEO; provided, however, that the parties agree that this Agreement does not prohibit the disclosure of Confidential Information where applicable law requires in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction. In the event that the Employer is requested or becomes legally compelled under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body to disclose Confidential Information, the Employee agrees that he will (i) immediately provide the Employer with written notice of the existence, terms, and circumstances, surrounding such request(s) so that the Employer may seek an appropriate protective order or other appropriate remedy, (ii) cooperate with the Employer in its efforts to decline, resist, or narrow such requests, and (iii) if disclosure of such Confidential Information is required in the opinion of counsel, exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information.

(b) Trade Secrets. Any and all trade secrets of the Employer will be entitled to all the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for the purposes of this Agreement, so long as it otherwise meets the definition of Confidential Information. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

(c) Removal. The Employee will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Employer or used in the Employer’s business (collectively, the “Proprietary Items”). All of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of his employment, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items and Confidential Information in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiments in electronic form or otherwise, of any such Proprietary Items or Confidential Information.

(d) Development of Intellectual Property. Any and all writings, inventions, improvements, plans, designs, architectural work papers, drawings, processes, procedures, and/or techniques (“Intellectual Property”) which the Employee (i) made, conceived, discovered, or developed, either solely or jointly with any other person or persons, at any time when the Employee was an employee of the Employer whether pursuant to this Agreement or otherwise, whether or not during working hours, and whether or not at the request or upon the suggestion of the Employer, which relate to or were useful in connection with any business now or hereafter carried on or contemplated by the Employer, including developments or expansions of its fields of operations, or (ii) may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time when the Employee is an employee of the Employer, whether or not during working hours and whether or not at the request or upon the suggestion of the Employer, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Employer, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Employer. The Employee shall make full disclosure to the Employer of all such Intellectual Property and shall do everything necessary or desirable to vest the absolute title thereto in the Employer. The Employee shall write and prepare all specifications and procedures regarding such Intellectual Property and otherwise aid and assist the Employer so that the Employer can prepare and present applications for copyright, patent, or trademark protection therefor and can secure such copyright, patent, or trademark wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyrights, patents, or trademarks so that the Employer shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright, patent, or trademark protection. The Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such Intellectual Property.

7. General Provisions of Sections 5 and 6.

7.1 Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of Sections 5 and 6 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach may be an inadequate remedy. Consequently, the Employer will have the right, in addition to all other rights, to seek injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. The Employee waives any requirement that the Employer secures or posts any bond in conjunction with any such remedies. The Employee further agrees to and hereby does submit to in personam jurisdiction before each and every court for that purpose. Without limiting the Employer’s rights under this Section 7 or any other remedies available to the Employer, if the Employee breaches any other provisions of Sections 5 and 6 and such breach is proven in a court of competent jurisdiction, the Employer will have the right to cease making any payments or providing Benefits otherwise due to the Employee under this Agreement.

7.2 Covenants of Sections 5 and 6 are Essential and Independent Covenants. The covenants of the Employee in Sections 5 and 6 hereof are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer. In addition, the Employee’s covenants in Sections 5 and 6 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Sections 5 or 6. Notwithstanding anything in the Agreement to the contrary, the covenants and agreements of the Employee in Sections 5 and 6 shall survive the termination of the Agreement, except as provided below.

8. General Provisions.

8.1 Indemnification. The Employer shall indemnify and hold harmless the Employee to the fullest extent permitted by applicable law against all costs (including reasonable attorneys’ fees and costs), judgments, penalties, fines, amounts paid in settlements, interest, and all other liabilities incurred or paid by the Employee in connection with the investigation, defense, prosecution, settlement, or appeal of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and to which the Employee was or is a party or is threatened to be made a party by reason of the fact that the Employee is or was an officer, employee, or agent of the Employer or its Affiliates, including any property owner or condominium association that the Employee has been asked to serve on by the Employer, or by reason of anything done or not done by the Employee in any such capacity or capacities, provided that the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Employer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Employer also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Employee as a result of the Employee being called as a witness in connection with any matter involving the Employer and/or any of its officers or directors. Nothing herein shall limit or reduce any rights of indemnification to which the Employee might be entitled under the organizational documents of the Employer or as allowed by applicable law.

8.2 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right or privilege under this Agreement will operate as a waiver of such right or privilege, and no single or partial exercise of any such right or privilege will preclude any other or further exercise of any right or privilege. To the maximum extent permitted by applicable law, any claim or right arising out of this Agreement may only be discharged by a waiver or renunciation of the claim or right in writing signed by the other party.

8.3 Successors.

(a) This Agreement is personal to the Employee and without the prior written consent of the Employer shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns.

(c) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Employer” shall mean the Employer as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.4 Notices. All notices, consents, waivers and other communication required under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, the same day or the next Business Day, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Employer:

TOUSA Associates Services Company
4000 Hollywood Blvd., Suite 500-N
Hollywood, FL 33021
Attn: Clint Ooten, President
Facsimile No.: (954) 364-4020

With a copy to Patricia Petersen, General Counsel, at the same address.

If to the Employee:

Mark Upton
1603 E. Desert Willow Drive
Phoenix, AZ 85048

At the address set forth on Exhibit B.

8.5 Entire Agreement; Supersedure. This Agreement, together with the Exhibits attached hereto, contains the entire agreement between the parties with respect to their employer-employee relationship, and expressly terminates, rescinds, replaces, and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties with respect to their employment relationship.

8.6 Termination of the Employment Agreement; Waiver and Release.

(a) On the terms set forth herein, the parties agree that the Employment Agreement has terminated and shall have no further force and effect.

b) Each of the Employer and the Employee agree as follows: (i) the Employer, together with any and all subsidiaries, affiliates, shareholders, directors, officers, employees, or Employer representatives, hereby releases the Employee and waives any and all claims that the Employer may now or hereafter have against the Employee relating to the Employment Agreement; (ii) the Employee hereby releases the Employer and waives any and all claims that Employee may now or hereafter have against the Employer, together with any and all subsidiaries, affiliates, shareholders, directors, officers, employees, or Employer representatives relating to the Employment Agreement; (iii) each of the Employer and Employee agree that the promises and commitments, releases and waivers set forth in this Agreement shall constitute full and satisfactory consideration for the mutual commitments and covenants set forth herein.

8.7 Governing Law; Submission to Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN BROWARD COUNTY, FLORIDA, FOR THE PURPOSES OF ANY PROCEEDINGS ARISING OUT OF THIS AGREEMENT.

8.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, unless the absence of such invalid or unenforceable provision materially alters the rights or obligations of either party hereto. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, unless the absence of such invalid or unenforceable portion of such provision materially alters the rights or obligations of either party hereto.

8.9 Tax Withholding and Reporting. The Employer shall withhold from all payments hereunder all applicable taxes that it is required to withhold with respect to payments and Benefits provided under this Agreement and shall report all such payments and withholdings to the appropriate taxing authorities as required by applicable law.

8.10 Amendments and Waivers. This Agreement may not be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Employee and the CEO, subject to authorization of the Board of Directors. Any waiver by either party hereto shall be specific to the event and shall not be deemed a waiver of any other event.

8.11 Survival. The provision of provisions of Sections 4, 5, 6, 7, and 8 shall survive the termination of this Agreement.

8.12 Counterparts. This Agreement may be executed in any number of counterparts, by original or facsimile signatures, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective for all purposes as of the Effective Date.

TOUSA Associates Services Company

By: Name: Title:	/s/ Clint Ooten Clint Ooten President	/s/ Mark Upton Mark Upton

Exhibit A

Definitions

“Accrued Obligations” means, at the relevant date, the sum of the following: (i) the Employee’s earned or accrued, but unpaid, Base Salary through the date of termination of the Employee’s employment plus 12 months prior bonus paid to the Employee; (ii) the economic value of any of the Employee’s accrued, but unused, vacation time; and (iii) any unreimbursed business expenses incurred by the Employee.

“Affiliate” means a person or entity who or which, (i) with respect to an entity, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity; or (ii) with respect to the Employee, is a parent, spouse, or issue of the Employee, including persons in an adopted or step relationship.

“Board of Directors” means the board of directors of the Employer.

“Business” means the business of developing land for, and the design, construction, promotion, marketing, and sale of, single-family residences, townhouses, and condominiums.

“Business Day” shall mean any day other than a Saturday, Sunday or bank holiday recognized in Hollywood, Florida.

“Cause” means:

(a) an act of fraud, misappropriation, or personal dishonesty taken by the Employee and intended to result in the personal enrichment of the Employee at the expense of the Employer or an Affiliate, including, but not limited to, the willful engaging by the Employee in illegal conduct or gross misconduct that is or reasonably could be injurious to the Employer;

(b) the material violation by the Employee of any obligation of the Employee under this Agreement, including but not limited to, the willful and continued failure of the Employee to perform substantially the Employee’s duties with the Employer or its Affiliates (other than such failure resulting from incapacity due to physical or mental illness) which violation or failure is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employee by the Board of Directors or the CEO of the Employer which specifically identifies the manner in which the Board of Directors or the CEO believes that the Employee has not substantially performed the Employee’s duties or violated an obligation under this Agreement;

(c) the conviction, or plea of nolo contendere, of the Employee for any felony or any misdemeanor involving moral turpitude;

(d) a material violation of any express direction of the Board of Directors, the CEO, or supervisor of the Employee or a material violation of any rule, regulation, policy or plan established or approved by the Board of Directors or the CEO from time to time regarding the conduct of the Employer’s employees and/or its business, which violation is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice from the Employer of such failure; or

(e) the termination or expiration of any consulting agreement between the Employee and the Employer (or any of its Affiliates).

“Confidential Information” means any and all intellectual property of the Employer (or any of its Affiliates), including but not limited to:

(a) trade secrets concerning the business and affairs of the Employer (or any of its Affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and

(b) information concerning the business and affairs of the Employer (or any of its Affiliates) (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer (or any of its Affiliates) containing or based, in whole or in part, on any information included in the foregoing.

Notwithstanding the foregoing, Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or general public other than by the improper disclosure, directly or indirectly, by the Employee or an Affiliate of the Employee.

“Disability” means the inability of the Employee, due to the injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Employer as contemplated by Section 2.2 herein, such Disability to be determined by the Board of Directors of the Employer upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and the Employee hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee’s legal guardian or duly authorized attorney-in-fact will act in the Employee’s stead for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure required hereunder.

It is expressly understood that the Disability of the Employee for a period of one hundred twenty (120) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and the Employee shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

“Employment Period” means the term of the Employee’s employment under this Agreement.

“Fiscal Year” means the fiscal year of Employer.

“Good Reason” means:

(a) that without the Employee’s prior written consent and in the absence of Cause, one or more of the following events occur:

(i) any materially adverse change in the Employee’s authority, duties, or responsibilities as set forth in Section 2 or any assignment to the Employee of duties and responsibilities materially and substantially inconsistent with those normally associated with such position;

(ii) the Employer requiring the Employee to be primarily based at any office more than fifty (50) miles outside the metropolitan area of the Location as set forth in Exhibit B, excluding travel reasonably required in the performance of the Employee’s responsibilities;

(iii) any failure by the Employer to comply with and satisfy Section 8.3(c) of this Agreement;

(iv) the material violation by the Employer of a material obligation of the Employer under this Agreement, which violation or failure is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employer and the CEO of the Employer by the Employee which specifically identifies the manner in which Employee believes that the Employer has not substantially performed the Employer’s duties or violated an obligation under this Agreement; or

(v) the termination or expiration of any consulting agreement between the Employee and the Employer (or any of its Affiliates);

and

(b) within sixty (60) Business Days learning of the occurrence of any such event, and in the absence of any circumstances that constitutes Cause, the Employee terminates employment with the Employer by written notice to the CEO of the Employer; provided, however, that the events set forth in subparagraphs (a)(i, ii or iii) shall not constitute Good Reason for purposes of this Agreement unless, within twenty (20) Business Days of Employee’s learning of such event, the Employee gives written notice of the event to the Employer and the Employer fails to remedy such event within thirty (30) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) of receipt of such notice.

“Termination Payment” shall mean a lump sum payment in cash equal to the sum of the following: (A) an amount equal to the aggregate Base Salary (as it may be increased from time to time pursuant to this Agreement) that would have been payable to the Employee if his employment had continued for the then remaining term of the Employment Period, plus 12 months prior bonus paid to the Employee, (B) the Accrued Obligations, and (C) the fair market value of any Benefits and perquisites (other than health benefits, if paid to the Employee pursuant to subparagraph (ii) of Section 4.3(c) of this Agreement) to be provided to the Employee for the then remaining term of the Employment Period.

Exhibit B

Employment Agreement Terms For Mark Upton

1.	Employment Period. The Employment Period referenced in Section 2.1 of the Agreement shall be for a period of 2 (Two) years, beginning on the Effective Date (January 1, 2005), unless terminated earlier in accordance with the provisions of Section 4.

2.	Position. The Employee will serve as an Executive Vice President for TOUSA Homes, Inc., which entity is or shall be a wholly-owned subsidiary of the Employer. In this capacity, Employee will have such duties and responsibilities as are reasonably consistent with such position or as may be assigned or delegated to the Employee from time to time by the CEO of the Employer or another executive or officer of the Employer identified by the CEO to the Employee.

3.	Location. The Employee’s primary place of employment hereunder shall be at the Employer’s offices in the greater Phoenix, Arizona metropolitan area, unless the Employee consents otherwise in writing; provided, however, that the Employee shall travel as reasonably necessary to perform his obligations and duties to the Employer.

4. Base Salary. Employee will be paid an annual salary of $420,000 (Four-Hundred Twenty

Thousand Dollars) beginning January 1, 2005 in accordance with the Company’s normal payroll procedure.

5.	Annual Bonus. Employee is eligible to earn an annual bonus, subject to approval of the

Board of Directors or relevant Board Committee, calculated as follows:

EVP Regional Performance Bonuses

Effective January 1, 2005

1. The potential for performance bonuses is unlimited.

2. Based upon performance, the Company may choose to provide incremental bonuses.

3.	Joint ventures with home construction will be treated as though owned by the Division. Earnings included in calculation and inventory will be subject to the capital charge.

4.	Bonus calculation done corporately. Provision for anticipated bonus will be considered in the calculation.

5.	Corporate discretionary bonus factor of .5% of regional pretax earnings after capital charge. This is purely discretionary and will be paid after the end of the year.

6.	Monthly corporate capital charge for 2005 will be 100% based upon the average monthly inventory (beginning plus end divided by two). Regional capital charges of 10bps will also be charged on average inventory.

7.	Failure to achieve 80% of planned earnings contribution for the quarter (after capital charge) will result in no bonus payment, based upon the original 2005 business plan; 75% of calculated bonus amounts can be earned if cumulative earnings for the year achieve 85% of the annual planned earnings.

8.	Failure to achieve 90% of planned earnings contribution for the quarter (after capital charge) will result in 50% bonus payment, based upon the original 2005 business plan; 90% of calculated bonus amounts can be earned if cumulative earnings for the year achieve 90% of the annual planned earnings.

9.	Finished homes over 90 days old will carry an additional capital charge of $5,000 monthly if they remain on the books at month-end. Those over 60 days old, but less than 90 days, will carry a $2,500 monthly capital charge.

10. All calculations are after bonus accrual.

Bonus Program Formula

Factor

.70	1. Pretax earnings, including land gains/impairments, after capital charge.

.70	2. Return on average inventory exceeds 15%.

.30 3. If you grow earnings by 25% over the comparable quarter of the prior year.

Calculated excluding Capital charge in either year.

.30 4. If your NRS total homebuyer ratings are over 50%.

2.00 (Paid Quarterly)

.50 5. Corporate discretionary bonus will be paid annually (For example: effective communication of corporate goals to the divisions within the region, cooperation in information sharing among the various regions and cooperation in corporate initiatives).

2.50

The factor is applied to pretax earnings.

Example: $3,000,000 quarterly pretax earnings after capital charge

X .025 Factor above (assuming all criteria are met)

$ 75,000 quarterly bonus

6. Car Allowance. During the Employment Period, the Employee shall be paid a car allowance in the amount of One Thousand Dollars ($1000) per month.

7.	Performance Unit Program. Employee will be eligible to participate in the Company’ Performance Unit Program (PUP). For the 2005 PUP, Employee shall be granted Twenty-Five Thousand (25,000) Units with an effective date of January 1, 2005; such grant is subject to the terms and conditions of the PUP Letter Agreement and PUP Term Sheet, to be provided to Employee under separate cover. Participation and awards for future years are subject to the discretion and approval of the Board of Directors or relevant Board Committee.

8.	Vacation. Employee shall be entitled to Four (4) weeks of vacation per calendar year in accordance with Section 3.5 of the Agreement.

9.	“Change of Control” means the occurrence of any of the following events, each of which shall be determined independently of the others:

(a) any “Person” (as defined below) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of the stock of any member of the Consolidated Group (as defined below) entitled to vote in the election of directors. For purposes of this Exhibit A, the term “Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however that the term shall not include any member of the Consolidated Group, any trustee or other fiduciary holding securities under an employee benefit plan of any member of the Consolidated Group, or any corporation owned, directly or indirectly, by the shareholders of any member of the Consolidated Group;

(b) shareholders of any member of the Consolidated Group adopt a plan of complete or substantial (eighty-five percent (85%) or more) liquidation or an agreement providing for the distribution of all or substantially all of the assets of such member;

(c) any member of the Consolidated Group is party to a merger, consolidation, other form of business combination or a sale of all or substantially all (eighty-five percent (85%) or more) of its assets, unless the business of such member is continued following any such transaction by a resulting entity (which may be, but need not be, such member) and the shareholders of such member immediately prior to such transaction (the “Prior Shareholders”) hold, directly or indirectly, at least forty percent (40%) of the voting power of the resulting entity (there being excluded from the voting power held by the Prior Shareholders, but not from the total voting power of the resulting entity, any voting power received by Affiliates of a party to the transaction (other than such member) in their capacities as shareholders of such member); provided, however, that a merger or consolidation effected to implement a recapitalization of such member (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of such member’s then outstanding securities shall not constitute a Change in Control; or

(d) any member of the Consolidated Group is a subject of a “Rule 13e-3 transaction” as that term is defined in Exchange Act Rule 13e-3, and the first purchase has been made pursuant to such transaction.

Notwithstanding the foregoing, if, immediately after the occurrence of any event enumerated above, the Continuing Directors control the majority of the Board of Directors of the Company (or, in the case of any merger or combination in which the Company is not the surviving entity, continue to constitute a majority of the board of directors of such successor entity), such event shall not constitute a Change of Control for purposes of this Agreement until such time as the Continuing Directors no longer constitute a majority of the Board of Directors of the Company (or the successor entity, if applicable). “Continuing Directors” for this purpose means the members of the Board of Directors of the Company on the Effective Date, provided that any person becoming a member of the Board of Directors of the Company subsequent to such date whose election or nomination for election was supported by a majority of the directors who at the time of the election or nomination for election comprised the Continuing Directors shall be considered to be a Continuing Director.

In the event of a Change of Control, Employee may, within sixty (60) Business Days of learning of the occurrence the event, terminate employment with the Employer by written notice to the Employer (which definition shall include Employer’s successor as set forth in Section 8.3(c) of this Agreement) and will receive Termination Payment the date of termination. The date of the Employee’s termination of employment shall be specified in such notice, provided, however, that such date shall not be less than one (1) month from the date written notice is given to the Employer, notwithstanding anything to the contrary in this Agreement.

“Consolidated Group” shall mean (i) the group of companies composed of Technical Olympic S.A. or the Company, and (ii) any successor or surviving company of any of the foregoing entities.

“Termination Payment” shall mean as set forth in the definition provided in Exhibit A, provided, however, that in the event of termination of this Agreement by Employee for Good Reason arising from a Change of Control, then the following definition of Termination Payment shall be applicable:

A lump sum payment in cash equal to the sum of the following: (A) an amount equal to the greater of (i) the aggregate Base Salary (as it may be increased from time to time) that would have been payable to the Employee if employment had Employee remained actively employed by Employer plus 12 months prior bonus paid to the Employee;
provided, however, at Employer’s discretion, some or all

of such Termination Payment may be paid to Employee at an earlier date.

Initials:	/s/ MU	Mark Upton

	/s/ CO	Clint Ooten